Exhibit 1

                             Officers and Directors

                                       of

                          Allen & Company Incorporated



         Officers                   Title

         Herbert A. Allen           President and Chief Executive Officer

         Herbert A. Allen III       Executive Vice President

         Kim M. Wieland             Vice President and Chief Financial Officer

         Rosemary Fanelli           Vice President, Chief Administrative Officer
                                    and Secretary

         Howard M. Felson           Vice President, Controller and Assistant
                                    Secretary

         Christine Olenchalk        Vice President and Assistant Secretary

         Eugene Protash             Vice President and Assistant Secretary



         Directors
         Herbert A. Allen III
         Herbert A. Allen
         Donald R. Keough - Chairman
         Kim M. Wieland